EXHIBIT 99.1

SALEM COMMUNICATIONS AND UNIVISION TO EXCHANGE RADIO STATIONS IN KEY MARKETS

Radio Stations to be Exchanged in Chicago, Dallas, Houston, San Francisco and Sacramento Markets

CAMARILLO, CA—October 4, 2004—Salem Communications Corporation (Nasdaq:SALM), the leading radio broadcaster focused on religious and family themes programming, announced today a radio station exchange with Univision Communications Inc., the leading Spanish-language media company. Salem Communications, through certain of its wholly-owned subsidiaries, is exchanging two radio stations, WZFS-FM (106.7 FM) in Des Plaines, IL (Chicago market), and KSFB-FM (100.7 FM) in San Raphael, CA (San Francisco market), for four radio stations, WIND-AM (560 AM) in Chicago, IL, KOBT-FM (100.7 FM) in Winnie, TX (Houston market), KHCK-AM (1480 AM) in Dallas, TX, and KOSL-FM (94.3 FM) in Jackson, CA (Sacramento market). This transaction, which is subject to required regulatory approvals and other closing conditions, is expected to close in the first quarter of 2005.

Edward G. Atsinger III, president and CEO of Salem Communications, commented, “This station swap presents a unique opportunity for Salem to expand our presence in four very attractive major markets. We now can bring our syndicated News/Talk format into both Chicago and Houston, which are ideal markets for this format. In addition, we will further improve our clusters in Dallas and Sacramento.”

Atsinger concluded, “Effectively in a single transaction, we will be able to upgrade our station group, maximize our return from two under-performing radio stations, make significant improvements to our strategic formats and to our syndicated talk network, as well as strengthen our clusters in four important top 25 markets. We are now better positioned for long-term growth and have done so without using cash or debt and without issuing equity.”

Salem will provide an update on this transaction’s impact on future financial results when it releases third quarter 2004 results in early November.

Salem Communications Corporation, headquartered in Camarillo, California, is the leading U.S. radio broadcaster focused on religious and family themes programming. Upon the close of all announced acquisitions, the company will own 100 radio stations, including 62 stations in 23 of the top 25 markets. In addition to its radio properties, Salem owns Salem Radio Network, which syndicates talk, news and music programming to over 1,600 affiliated radio stations; Salem Radio Representatives, a national sales force; Salem Web Network, the leading Internet provider of Christian content and online streaming; and Salem Publishing, a leading publisher of Christian themed magazines.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities

Litigation Reform Act of 1995. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the ability of Salem to close and integrate announced transactions, market acceptance of recently launched music formats, competition in the radio broadcast, Internet and publishing industries and from new technologies, adverse economic conditions, and other risks and uncertainties detailed from time to time in Salem’s reports on Forms 10-K, 10-Q, 8-K and other filings filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Salem undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

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